NEWS
For Immediate Release

For additional information contact:

Marty Schwenner
Magnetek, Inc.
262-703-4282
mschwenner@magnetek.com

Magnetek Announces Second Quarter Fiscal 2014 Results

Q2 Highlights

•	Q2 net sales of $27.0 million increased 12% sequentially over current year Q1 sales of $24.1 million; prior year Q2 sales were also $27.0 million.

•	Q2 income from operations increased 87% over last year to nearly $2.8 million, or 10.2% of sales, and earnings per share from continuing operations more than doubled to $.74 per share.

•	Q2 adjusted EBITDA (see attached reconciliation) totaled $3.9 million, or 14.5% of sales, compared to $3.4 million, or 12.6% of sales, for the same period last year.

•	Cash balances increased $0.5 million during Q2 to $16.2 million as of June 29, 2014, after contributing $4.1 million to the Company’s pension plan.

Menomonee Falls, Wis., Aug. 5, 2014 -- Magnetek, Inc. (“Magnetek” or “the Company,” NASDAQ: MAG) today reported the results of its second quarter of fiscal year 2014, ended June 29, 2014.

Second Quarter Results

In the second quarter of fiscal 2014, Magnetek recorded revenue of $27.0 million, comparable with sales levels achieved in the second quarter of fiscal 2013. However, both income from operations and earnings per share were up significantly year-over-year, due to improvements in gross margins, effective cost control, and lower pension expense. As a result, second quarter earnings per share from continuing operations increased to $.74 per share compared to prior year earnings from continuing operations of $.36 per share.
“End market conditions improved throughout much of our second quarter, and while our sales level was steady with last year, on a sequential basis our sales were up 12% from our first quarter. Compared to the first quarter, sales for material handling applications, our largest served market, were up nearly 10%, while sales into elevator markets were up 15%. In addition, our second quarter gross margin increased to 36% of sales, and our operating profit margin exceeded our stated target of 10%. In summary, we challenged the organization to improve our operating performance, and our people responded very well, as we not only saw healthy growth in our business, but also controlled our costs and managed our assets quite well,” said Peter McCormick, Magnetek’s president and chief executive officer.

Gross profit amounted to $9.7 million (36.0% of sales) in the second quarter of 2014 versus $9.3 million (34.6% of sales) in the same period a year ago. The increase in gross profit and gross margin was primarily due to improved sales mix, as well as selective pricing and cost actions.
Total operating expenses, consisting of research and development, pension expense, and selling, general and administrative costs, were $7.0 million in the second quarter of 2014, compared to $7.9 million in the second quarter of fiscal 2013. Compared to the prior year, the decrease in operating expenses was mainly due to lower pension expense, lower payroll-related costs, and a favorable adjustment to stock compensation expense, partially offset by increased incentive compensation provisions.
Income from continuing operations after provision for income taxes in the second quarter of fiscal 2014 was $2.5 million, or $.74 per diluted share, compared to after-tax income from continuing operations of $1.2 million, or $.36 per diluted share, in the same period last year.
Including the results of discontinued operations, the Company recorded net income of $.68 per diluted share in the second quarter of 2014 versus net income of $.35 per diluted share in the second quarter of fiscal 2013.
Unrestricted cash balances increased by $0.5 million during the second quarter of fiscal 2014 to $15.9 million at June 29, 2014, reflecting a $4.1 million cash contribution to the Company’s defined benefit pension plan during the second quarter.

Operations and Outlook

Total second quarter 2014 bookings were $27.4 million, resulting in a book-to-bill ratio for the quarter of 102%, and total Company order backlog was $14.8 million at June 29, 2014.
“Business conditions in most of our end markets improved during the quarter, as the momentum we experienced late in the first quarter continued into the second quarter. We’re optimistic that economic activity will continue to show modest improvement through the remainder of 2014. Over the past several quarters, we’ve continued to take actions to better align our cost structure with current sales volumes, improving the operating leverage in our business, and we saw the impact of those actions in our second quarter results. If we’re able to maintain current incoming order rates throughout the third quarter, we should be able to post quarterly operating results in the second half of the year similar to the results of the second quarter,” said Mr. McCormick. “From a longer-term perspective, our strategy has been focused around increasing the value of the Company by growing organically, consistently generating healthy levels of cash, as well as reducing our pension obligation; and we’ve done well with these initiatives over time. For example, over the past 7 years, we’ve generated $88 million of adjusted EBITDA, and have contributed nearly $79 million to our pension plan. We’re finally seeing the benefit of years of significant contributions to our pension plan in the form of a lower pension obligation and reduced pension expense, which has enhanced the value of the Company. The substantial progress we’ve made in improving the health of our pension plan should also significantly reduce future funding amounts beyond 2014, provided interest rates and asset valuations remain relatively stable going forward. Reduced pension funding amounts would in turn provide us with greater resources to reinvest in opportunities aimed at growing our business and increasing profitability. In summary, mid- to longer-term, we continue to believe that we have great opportunities to increase the value of the Company through a combination of steady growth in sales and profits, consistently strong cash flow generation, and further reductions in our pension obligation,” concluded Mr. McCormick.

Pension Update

As previously disclosed, Magnetek has an underfunded defined benefit pension plan that was frozen in 2003. Based mainly on the number of participants and decreasing interest rates over the past several years, the Company’s annual pension expense and required minimum contributions to the pension plan have been significant.
The Company measures its pension annually, on the last day of its fiscal year, and adjusts the reported pension obligation per the balance sheet accordingly. In its Annual Report on Form 10-K for the fiscal year ended December 29, 2013, the Company reported that its pension obligation, as measured on that date, was approximately $48 million, estimated using a discount rate of 4.45%.
During the first six months of 2014, interest rates used to measure pension liabilities decreased approximately 50 basis points. The increase in the Company’s pension obligation resulting from higher interest rates is estimated at approximately $10 million. During the same period, the Company’s pension assets increased by approximately $7 million, from $161 million at the end of December 2013 to $168 million at June 29, 2014. As a result, the Company’s management estimates that the impact of lower interest rates, partially offset by better than expected returns on plan assets during the first half of 2014, have increased the Company’s pension obligation by approximately $3 million, to a total of $51 million as of June 29, 2014.
The Company contributed approximately $4 million to its pension plan during the first six months of 2014, and estimates that minimum required pension contributions will total approximately $11 million for the remainder of fiscal 2014. Beyond the current year, fiscal 2015 and 2016 minimum required contributions are currently estimated at $7 million for each year. The actual timing and amount of future pension plan contributions are dependent upon many factors, including returns on invested assets, the level of certain market interest rates, the discount rate used to determine pension obligations, voluntary contributions the Company may elect to make to the plan, and other potential regulatory actions.

Company Webcast

This morning, at 11:00 a.m. Eastern Daylight Time, Magnetek management will host a conference call to discuss Magnetek’s second quarter 2014 results. The conference call and accompanying slide presentation will be webcast live on the “Investor Relations” page of the Company’s website at www.magnetek.com. Institutional investors may also access the webcast at www.streetevents.com. A replay of the call will be available on the “Investor Relations” page of Magnetek's website for at least ninety days. A replay of the call also will be available through August 12, 2014, by phoning 630-652-3042 (passcode 3766 6286#).
Magnetek, Inc. (NASDAQ: MAG) manufactures digital power and motion control systems used in material handling, people moving and energy delivery. The Company is headquartered in Menomonee Falls, Wis. in the greater Milwaukee area and operates manufacturing plants in Pittsburgh, Pa. and Bridgeville, Pa. as well as Menomonee Falls.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's anticipated financial results for its fiscal quarters ending September 28, 2014, and December 28, 2014, and its 2014, 2015, and 2016 fiscal years. These forward-looking statements are based on the Company's expectations and are subject to risks and uncertainties that cannot be predicted or quantified and are beyond the Company's control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. These include, but are not limited to, economic conditions in general, business conditions in material handling, elevator, and mining markets, operating conditions, competitive factors such as pricing and technology, risks associated with acquisitions and divestitures, legal proceedings and the risk that the Company’s ultimate costs of doing business exceed present estimates.  Other factors that could cause actual results to differ materially from expectations are described in the Company's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.
The Company may, in the course of its financial presentations, earnings releases, earnings conference calls, and otherwise, publicly disclose certain numerical measures which are or may be considered "non-GAAP financial measures” under SEC Regulation G.  "GAAP" refers to generally accepted accounting principles in the United States.  Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing the Company’s financial condition and operating results.  These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies.  The Company’s public disclosures may include non-GAAP measures such as EBITDA and adjusted EBITDA.  EBITDA represents its GAAP results adjusted to exclude interest, taxes, depreciation and amortization.  Adjusted EBITDA represents EBITDA adjusted to exclude non-cash pension and stock compensation expenses. Company management believes that adjusted EBITDA is useful to investors as it provides a measure of the Company’s cash flow prior to capital investments, changes in working capital, and pension contributions. As a result, management believes investors can use this metric as a measure of the Company’s ability to fund its growth initiatives and its pension obligations.

Magnetek, Inc.
Consolidated Results of Operations
(in thousands except per share data)

	Three months ended		Six months ended
	(Unaudited)		(Unaudited)
	(13 weeks)	(13 weeks)	(26 weeks)	(26 weeks)
	June 29,	June 30,	June 29,	June 30,
Results of Operations:	2014	2013	2014	2013
Net sales	$27,009	$27,006	$51,122	$52,065
Cost of sales	17,294	17,663	33,255	34,580
Gross profit	9,715	9,343	17,867	17,485
Operating expenses:
Research and development	790	781	1,589	1,707
Pension expense	925	1,560	1,850	3,120
Selling, general and administrative	5,250	5,529	10,240	10,379
Total operating expenses	6,965	7,870	13,679	15,206
Income from operations	2,750	1,473	4,188	2,279
Provision for income taxes	240	280	480	541
Income from continuing operations	2,510	1,193	3,708	1,738
Income (loss) from discontinued operations	(213)	(28)	(357)	(101)
Net income	$2,297	$1,165	$3,351	$1,637

Earnings per common share - basic:
Income from continuing operations	$0.77	$0.37	$1.14	$0.54
Income (loss) from discontinued operations	$(0.07)	$(0.01)	$(0.11)	$(0.03)
Net income per common share	$0.70	$0.36	$1.03	$0.51

Earnings per common share - diluted:
Income from continuing operations	$0.74	$0.36	$1.10	$0.53
Income (loss) from discontinued operations	$(0.06)	$(0.01)	$(0.11)	$(0.03)
Net income per common share	$0.68	$0.35	$0.99	$0.50

Weighted average shares outstanding:
Basic	3,267	3,221	3,265	3,217
Diluted	3,372	3,323	3,375	3,307

Reconciliation of Non-GAAP Financial Measures:
The following table reconciles operating income, the most directly comparable GAAP measure, to adjusted operating income and adjusted EBITDA, non-GAAP financial measures:

	Three months ended		Six months ended
	(Unaudited)		(Unaudited)
	June 29,	June 30,	June 29,	June 30,
	2014	2013	2014	2013
Operating income (GAAP)	$2,750	$1,473	$4,188	$2,279
As a percent of sales	10.2%	5.5%	8.2%	4.4%
Add: pension expense	925	1,560	1,820	3,120
Adjusted operating income (non-GAAP)	$3,675	$3,033	$6,008	$5,399
As a percent of sales	13.6%	11.2%	11.8%	10.4%
Add: depreciation and amortization	203	189	405	377
Add: stock compensation expense	48	187	231	306
Adjusted EBITDA (non-GAAP)	$3,926	$3,409	$6,644	$6,082
As a percent of sales	14.5%	12.6%	13.1%	11.7%

	Three months ended		Six months ended
	(Unaudited)		(Unaudited)
	June 29,	June 30,	June 29,	June 30,
Other Data:	2014	2013	2014	2013
Depreciation expense	$189	$175	$378	$350
Amortization expense	14	14	27	27
Capital expenditures	188	51	359	193

Magnetek, Inc.
Consolidated Balance Sheet
(in thousands )

	June 29,	December 29,
	2014	2013
	(Unaudited)
Cash	$15,908	$14,960
Restricted cash	262	262
Accounts receivable	16,945	15,100
Inventories	13,757	13,322
Prepaid and other current assets	466	814
Total current assets	47,338	44,458

Property, plant & equipment, net	2,717	2,735
Goodwill	30,430	30,427
Other assets	4,432	4,349

Total assets	$84,917	$81,969

Accounts payable	$10,758	$10,403
Accrued liabilities	5,451	4,833
Total current liabilities	16,209	15,236

Pension benefit obligations, net	42,609	48,461
Other long-term obligations	870	911
Deferred income taxes	9,605	9,125
Total liabilities	69,293	73,733

Common stock	33	33
Paid in capital in excess of par value	142,956	142,598
Retained earnings	20,439	17,088
Accumulated other comprehensive loss	(147,804)	(151,483)
Total stockholders' equity	15,624	8,236

Total liabilities and stockholders' equity	$84,917	$81,969